EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (the "Agreement") dated as of November 1, 1997, is entered into by and among SAVILLE SYSTEMS PLC (the "Company"), a public limited company organized under the laws of the Republic of Ireland and its subsidiaries, SAVILLE SYSTEMS CANADA, LTD. and SAVILLE SYSTEMS, INC. (collectively, the "Companies"), and Bruce A. Saville, a resident of Edmonton, Alberta, Canada (the "Executive").

                                   WITNESSETH

         WHEREAS, the Companies desire to employ the Executive in accordance with the terms and subject to the conditions provided herein;

         NOW, THEREFORE, in consideration of the foregoing premises, the respective covenants and agreements of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Companies shall each employ the Executive, and the Executive hereby agrees to serve the Companies, on the terms and conditions set forth herein.

2. Term.
(a) The Companies shall each employ the Executive for a one-year period commencing as of the date hereof, unless sooner terminated as provided herein (the "Term"). (b) The expiration or termination of this Agreement shall not relieve any party of any obligations that may have accrued hereunder prior to such expiration or termination. The provisions of Sections 5, 6, 7, 14, 16 and 17 shall survive the expiration or termination of this Agreement except as otherwise specifically provided in such sections.

3. Position and Duties. During the Term, the Executive shall serve as Chairman of the Board of Directors of the Company (the "Board") until March 31, 1998 and thereafter shall serve in such capacity as the Board shall determine for the remainder of the Term. The Executive shall have such duties as may be prescribed by the Board from time to time. The Executive shall use his best efforts to promote and develop the business of each Company; shall devote all of his working time and effort exclusively to the businesses and affairs of the Companies; shall act in good faith in performing all duties required to be rendered under this Agreement; and shall conduct himself in a manner consistent with the best interest of the Companies. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Companies and any changes therein which may be adopted from time to time by the Companies. The Executive acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

4. Compensation.
(a) Base Salary. The Executive shall receive, in bi-monthly installments, an annual base salary of One Hundred Twenty Thousand United States Dollars (U.S. $120,000) commencing on the commencement of the Term. Such salary shall be subject to adjustment thereafter as determined by the Board, in its sole discretion, may from time to time determine (the "Base Salary"). Any such increases shall take into account corporate and individual performance, general business conditions, and such other factors as the Board in its sole discretion may determine to be relevant. Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligation of the Companies hereunder. The Base Salary will be allocated among the Companies to reflect the relative contributions provided by the Executive to the Companies, as determined by the Board from time to time. (b) Vacation. Executive shall be entitled to the same vacation benefits as are generally available to other senior executives of the Companies, but in no event to less than four (4) weeks per year. The Executive shall also be entitled to all paid holidays given to the Canadian senior executive officers of the Companies, as determined by the Board in its sole discretion. (c) Participation in Benefit Plans. During the Term, Executive shall be eligible to participate in all employee benefit plans and arrangements now in effect or which may hereafter be established that are generally applicable to other Canadian senior executive officers of the Companies, including but not limited to, all life, group insurance and medical care plans and all disability, retirement and other employee benefit plans of the Companies that are available to Canadian senior executive officers. (d) Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable travel, entertainment and other expenses incurred by him in connection with, or related to, the performance of his duties, responsibilities or services hereunder, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Companies may request, provided however that such amounts must be in accordance with budgets approved by the Board. (e) Secretarial Services, Office Space. During the Term, the Companies will provide secretarial services and office space commensurate with the needs and requirements of the position and duties of Executive specified herein, as determined by the Board in its sole discretion.

5. Unauthorized Disclosure.
(a) Executive agrees that all Confidential Information (as hereinafter defined) is and shall be the exclusive property of the Companies to be used only in the performance of his duties for the Companies. Executive shall not, without the written consent of the Board or a person authorized thereby, knowingly or negligently disclose to any person, other than as required by law or court order, or other than to an authorized employee of the Companies, or to a person to whom disclosure is necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Companies, any Confidential Information obtained by him while in the employ of the Companies. Executive shall be allowed to disclose Confidential Information to his attorney solely for the purpose of ascertaining whether such information is confidential within the intent of this Agreement; provided, however, that Executive (i) discloses to his attorney the provisions of this Section 5 and (ii) agrees not to waive the attorney-client privilege with respect thereto. (b) For the purposes hereof, "Confidential Information" shall mean any confidential or secret information, know-how or data of the Companies, whether or not in writing, including, but not limited to, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs and customer and supplier lists, and Intellectual Property (as hereinafter defined) of the Companies; provided, however, that the term "Confidential Information" shall not include any information that (A) is now in or subsequently enters the public domain through means other than direct or indirect disclosure by any party hereto in violation of the terms of this Agreement, or (B) is lawfully communicated to Executive by a third party, free of any confidential obligation, subsequent to the time of communication thereof by, through or on behalf of the Companies, or (C) is required by any governmental or regulatory authority having jurisdiction or by court order to be disclosed, provided, however that the Executive provides prior written notice to the Companies of such disclosure and takes all reasonable and lawful actions to avoid and/or minimize the extent of such disclosure. Executive agrees that his obligation not to disclose or use such Confidential Information extends to such types of information, know-how, records, and tangible property of customers of the Companies, or suppliers of the Companies or other third parties who may have disclosed or entrusted the same to the Companies or to the Executive in the course of the Companies' business.

6. Intellectual Property. In consideration for the Base Salary, the sufficiency of which is hereby acknowledged and agreed, the Executive and the Companies hereby covenant and agree as follows: (a) All Intellectual Property (as hereinafter defined) developed by the Executive in connection with services rendered by the Executive for or on behalf of the Companies or its customers, or from the use of premises or property owned, leased, licensed or contracted for by any of the Companies, both prior to and subsequent to the date of this Agreement, shall be the property of the Companies. The Executive hereby assigns to the Companies any and all rights, title and interests he now has or may hereafter acquire in and to such Intellectual Property and all related patents, patent applications, copyrights and copyright applications. The Executive hereby agrees as to all such Intellectual Property, to make prompt and full disclosure of all such Intellectual Property and to assist the Companies in every proper way, at the Companies' sole cost and expense, both during and after his employment, to obtain from time to time, maintain and enforce, patents, copyrights, trade secrets and other rights and protections relating to said Intellectual Property in and to all countries, and, to that end, the Executive shall execute all documents including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights and powers of attorney, which the Companies deem necessary or desirable for use in applying for and obtaining such patents, copyrights, trade secrets and other rights and protections on and enforcing such Intellectual Property, together with any assignments thereof to the Companies or persons designated by it. The Executive shall not, prior to or subsequent to the expiration or termination of this Agreement, use such Intellectual Property or disclose to any other person, confidential aspects of such Intellectual Property without the prior written consent of the Companies. (b) Executive hereby waives, in favor of the Companies, and the successors, assigns, and licensees thereof, all of the Executive's moral rights prescribed by the Copyright Act of Canada or any other applicable law in respect of the Intellectual Property so developed by the Executive in connection with services rendered as provided in the immediately preceding paragraph (a). (c) For purposes of this Section 6, "Intellectual Property" shall mean all intellectual and industrial property, whether now or later created, developed or produced, including, but not limited to, discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, data, computer programs, computer related know how, hardware and firmware, patents, copyrights, trademarks and trade secrets, and other rights and protections in connection therewith, and all documentation with respect thereto, whether patentable or not, however recorded, which documents the design and details of any of the foregoing, contains a description thereof, or explains the utilization thereof.

7. Non-Competition.
(a) While the Executive is employed by the Companies hereunder or is receiving any compensation pursuant hereto, and for one year after the later of the termination of his employment with the Companies or the termination of any payments of compensation hereunder (the "Non-Compete Period"), the Executive shall not compete with any business then conducted by the Companies without the prior written consent of the Board; except that, notwithstanding this Section 7, the Executive may perform any duties on behalf of the Companies as the Board shall direct. For purposes of this Agreement, the term "compete" shall mean engaging in a business as a more than five (5%) percent direct or indirect stockholder, an officer, a director, an employee, a partner, an agent, a consultant, or in any other individual or representative capacity (unless the Executive's duties, responsibilities, and activities, including supervisory activities, for or on behalf of such business are not related in any way to such "competitive" activity) if it involves: (i) engaging in the business of (A) developing, marketing, supporting, maintaining, licensing or selling billing, record-keeping, customer support and/or interface software for telecommunications or other utility-type services in the telecommunications or other utility-type industries generally, anywhere in the world or (B) developing, marketing and/or providing service bureau services with respect to the rating, processing and billing of telecommunications or other utility-type services anywhere in the world or (C) the provisions of software development services and expertise to the blood industry in Canada (the "Business"); (ii) rendering services or advice pertaining to the Business to, or on behalf of, any person, firm, or corporation which is in competition with the Companies or any of its subsidiaries during the Non-Compete Period; (iii) engaging in, or entering into services or advice pertaining to, any other line of business (A) that the Companies actively conduct or which the Executive knows the Companies are contemplating conducting and (B) that competes with any of the Companies in the same geographic area as such line of business is then conducted or is contemplated to be conducted; or (iv) employing or soliciting for employment any employees of the Companies. (b) In the event that the restrictions against engaging in a competitive activity contained in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, this Section 7 shall be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical areas as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. (c) The Executive acknowledges that a breach of the restrictions against engaging in a competitive activity contained in this Section 7 will cause irreparable damage to the Companies, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive and the Companies agree that if the Executive breaches the restrictions against engaging in a competitive activity contained in this Section 7, then the Companies shall be entitled to equitable relief, including, but not limited to, injunctive relief, without posting bond or other security. In addition to, and not in lieu of, such equitable relief, the Companies and the Executive agree that if the Executive breaches the restrictions against engaging in a competitive activity contained in this
Section 7, the Companies shall have a right of setoff against any amounts owing hereunder for the resulting damages.

8. Termination.
(a) The Companies may terminate their employment of the Executive under this Agreement in the event of the Executive's death or retirement and in any case in which the Board determines that the Executive: (i) has willfully refused or willfully failed to perform his obligations under this Agreement or the duties properly assigned to him in accordance with the terms of this Agreement and such refusal or failure is detrimental to the interests of the Companies, provided that, the employment of the Executive shall not be terminated under this Section 8(a) unless the Executive is given notice that the conduct in question constitutes grounds for termination under this Section 8(a) and the Executive is allowed thirty (30) days to remedy the refusal or failure; (ii) has been convicted of an indictable offense (whether or not in connection with the performance by the Executive of his duties under this Agreement) which would have a material impact on the business of the Companies (or any subsidiary of the Companies); (iii) has through willful misconduct or gross negligence, engaged in an act or course of conduct that causes material injury to the Companies (or subsidiary of the Companies); (iv) is willfully in breach of
Section 7 of this Agreement; (v) has during his employment with the Companies knowingly engaged in any act or course of conduct that would result in the revocation, or jeopardize the renewal of, any licenses, permits, consents, authorizations, agreements or approvals necessary for the Companies to conduct their business or that would have a material adverse effect on the Companies; or
(vi) as a result of his physical or mental illness, has become unable to perform his duties hereunder ("Disability") for a period amounting to eighteen (18) weeks in any six-month period; provided, however, that if, after recovery from his Disability, the Executive is capable of performing his duties and desires to resume his duties, the Executive and the Companies shall execute a new Employment Agreement, substantially in the same form as this one, for the remaining period of time for which this original Agreement would have been effective. (b) Upon termination of this Agreement, the Companies shall be relieved of all obligations under this Agreement. Termination under this Section 8 will not terminate the Executive's obligations under Sections 5, 6 or 7 except to the extent provided therein.

9. Notice and Date of Termination. Any termination by the Companies shall be communicated by a written notice (the "Notice of Termination"). The Notice of Termination shall indicate the specific termination provision in this Agreement claimed to provide a basis for termination of the Executive's employment. The date of termination will be (a) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is duly given, or (b) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is duly given (the "Date of Termination").

10. Compensation Upon Termination or During Disability.
(a) If the Executive's employment is terminated due to his death, Executive's estate or other legal representative shall be entitled to receive any installment of the Base Salary and any accrued reimbursable expenses due in the month of death. In the event of the Executive's death, the rights and benefits of the Executive under employee benefit and fringe benefit plans and programs of the Companies will be determined in accordance with the terms and provisions of such plans and programs. (b) During any period that the Executive fails to perform his duties hereunder due to Disability, the Executive shall continue to receive the Base Salary during such period of Disability. If the Executive's employment is terminated due to Disability, the obligation of the Companies to pay the Base Salary shall terminate. If the Executive's employment is terminated due to Disability, the rights and benefits of the Executive under employee benefit and fringe benefit plans and programs of the Companies will be determined in accordance with the terms and provisions of such plans and programs. (c) If the Executive's employment shall be terminated for a reason other than Disability, death or retirement, the Companies shall pay the Executive his full Base Salary and any accrued reimbursable expenses through the Date of Termination; provided, that, all of such payments shall be subject to the Companies' right of setoff pursuant to Section 7(c) hereof. Any rights and benefits the Executive may have under employee benefit and fringe benefit plans and programs of the Companies will be determined in accordance with the terms of such plans and programs. (d) If the Executive's employment pursuant hereto is terminated due to retirement or as a result of the expiration of the Term of this Agreement, the Executive shall be entitled to receive the Base Salary installments up to and including the calendar month of termination. The Companies shall also permit the Executive to continue to participate in the employee benefit and fringe benefit plans and programs of the Companies beyond such termination at the sole cost and expense of the Executive, to the extent the Companies reasonably determines such continuation is permitted by, and is customary with respect to, the employee benefit and fringe benefit plans and programs.

11.Representations and Warranties.
(a) The Executive represents and warrants to the Companies that he is under no contractual or other restriction or obligation which would prevent the performance of his duties hereunder, or interfere with the rights of the Companies hereunder. (b) Each of the Companies represents and warrants to the Executive that (i) it has all requisite power and authority to execute, deliver, and perform this Agreement, (ii) all necessary corporate proceedings of each of the Companies have been duly taken to authorize the execution, delivery, and performance of this Agreement, and (iii) this Agreement has been duly authorized, executed, and delivered by the Companies, is the legal, valid and binding obligation of the Companies, and is enforceable against the Companies in accordance with its terms.

12. Successors; Binding Agreement. As used in this Agreement, "Companies" shall mean the Companies as hereinbefore defined and any successor to substantially all of the business and/or assets of such Companies which executes and delivers an agreement to assume and be bound by the terms hereof or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. For purposes of this Section 12, "substantially all of the business and/or assets of the Companies" shall include any portion of the business of the Companies which shall have contributed eighty percent (80%) or more of the revenues of the Companies as a whole during the last fiscal year prior to any such sale, merger or consolidation, or which shall have comprised eighty percent (80%) or more of the assets of the Companies as a whole immediately prior to any such sale, merger or consolidation.

13. Assignment. The Executive may not assign this Agreement or any part hereof without the prior written consent of each of the Companies, which consent may be withheld by any of the Companies for any reason it deems appropriate.

14. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery when delivered by hand, (b) on the date of transmission when sent by facsimile transmission during normal business hours with telephone confirmation of receipt, (c) one day after dispatch when sent by overnight courier maintaining records of receipt, or (d) three days after dispatch when sent by registered or certified mail, postage prepaid, return receipt requested, all addressed as follows:
         If to the Companies:

                  Saville Systems, Inc.
                  One Van de Graaff Drive
                  Burlington, MA 01803

         If to the Executive:

                  Bruce A. Saville
                  4445 Calgary Trail
                  Suite 209
                  Edmonton, Alberta CANADA T6H 5R7
                  Telecopier:  (403) 430-2149

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

1. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or director as may be specifically designated by the Board. No delay or omission by the Companies in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Companies on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word "or" is used in the inclusive sense. Headings contained in this Agreement are inserted for reference and convenience only and in no way define, limit, extend or describe the scope of this Agreement or the meaning or construction of any of the provisions hereof.

2. Governing Law;  Arbitration;  Jurisdiction.
(a) This Agreement shall be governed by,and construed and enforced in accordance with,the laws of the Province of Alberta,Canada without regard to the conflict of law provisions thereof. (b) Any and all disputes,controversies or claims between or among the parties hereto, arising under, out of or in any way relating to this Agreement except with respect to the Companies' right to seek injunctive relief with respect to Sections 5, 6, and 7 as provided under Section 17 hereof, shall be referred to arbitration and finally settled by arbitration. Either party may elect to commence the arbitration but in any event such election will only be effective if made by written notice to the other party hereto. Subject to the provisions hereinafter set forth, the arbitration will be conducted and determined in accordance with the rules of the International Commercial Arbitration Act, R.S.O. 1990, c.I.9. The procedure shall be modified as follows: (i) The arbitration will be conducted with three (3) arbitrators. The Companies and Executive each shall appoint one (1) arbitrator and the two
(2) arbitrators  thus appointed shall appoint the third  arbitrator.  If the two
(2) arbitrators fail to agree on the third arbitrator within thirty (30) days of their appointment, the appointment shall be made, upon request of a party, by the Alberta Court of Justice (General Division); (ii) The decision of the arbitrators shall be final and binding and neither party shall appeal the decision on any basis to any court; (iii) Upon failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed in the manner as provided above; and (iv) The arbitrators shall render the decision and award in writing with counterpart copies to all parties. The arbitrators shall have no right to modify the terms of this Agreement except to the extent specifically provided hereunder. The costs of the arbitration, including the fees and expenses of counsel, expert and witness fees, and costs of the arbitrators shall be in the discretion of the arbitrators, who shall have the power to make any award which is just in the circumstances. (c) The arbitration proceeding shall take place in the City of Edmonton, Alberta, Canada and shall be conducted in the English language. The arbitrators shall apply the laws of the Province of Alberta, Canada, without reference to the conflicts of laws thereof. (d) Any suit, action or proceeding instituted by either party hereto, including, but not limited to, any proceeding to enforce an award of damages by the arbitrators, may be brought in the courts of the Province of Alberta, and except to the extent as otherwise provided in this Section 16, said courts will have exclusive jurisdiction with respect to all actions, suits, motions, issues or other matters whatsoever arising out of this Agreement.

3. Injunctive Relief; Cumulative Rights. The Companies and the Executive agree that, without limitation of the rights of the Companies with respect to any other breach of this Agreement, the harm to the Companies arising from any breach by the Executive of Sections 5, 6, and 7 of this Agreement could not adequately be compensated for by monetary damages, and accordingly the Companies shall, in addition to any other remedies available to them at law or in equity, be entitled to obtain preliminary and permanent injunctive relief against such breach. The Executive agrees that the various provisions of this Agreement shall be construed as cumulative, and no one of them is exclusive of the other, or exclusive of any rights allowed by law.

4. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

6. Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Companies hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes as the Companies may reasonably determine they should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Companies may, in their sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided they are satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

7. Expenses. Each party to this Agreement hereby indemnifies the other party for such reasonable attorneys' fees as are necessary and actually incurred by such party to enforce the terms of this Agreement.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and related transactions contemplated hereby and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                           SAVILLE SYSTEMS PLC
                                           SAVILLE SYSTEMS, INC.
                                           SAVILLE SYSTEMS CANADA, LTD.


                                           By: /s/ John J. Boyle, III
                                           Name: John J. Boyle, III
                                           Title:  President